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EXHIBIT 21 - Subsidiaries of Registrant, Clear Channel Communications, Inc.

             Name                                   State of Incorporation
Clear Channel Communications, Inc.                          Texas
Clear Channel Broadcasting, Inc.                            Nevada
Clear Channel Broadcasting Licenses, Inc.                   Nevada
Clear Channel Holdings, Inc.                                Nevada
Eller Media Corporation                                     Delaware
Universal Outdoor Holdings, Inc.                            Delaware
Clear Channel International, Ltd.                           United Kingdom
Jacor Communications, Inc.                                  Delaware